Exhibit (h)(9)

Appendix A to Amended and Restated Operating Expenses Agreement

(Effective June 2, 2025)

Fund	Class M Operating Expense Limit (1)	Class I Operating Expense Limit	Admin. Class Operating Expense Limit (1)	Plan Class Operating Expense Limit	Class I-2 Operating Expense Limit

TCW MetWest Total Return Bond Fund	0.70%	0.49%	0.90%	0.39%	0.54%

TCW MetWest Low Duration Bond Fund	0.63%	0.44%	0.83%	N/A	N/A

TCW MetWest Ultra Short Bond Fund	0.50%	0.34%	N/A	N/A	N/A

TCW MetWest High Yield Bond Fund	0.85%	0.60%	N/A	N/A	N/A

TCW MetWest Strategic Income Fund	1.04%	0.80%	N/A	N/A	N/A

TCW MetWest Unconstrained Bond Fund	1.04%	0.80%	N/A	0.70%	N/A

TCW MetWest Investment Grade Credit Fund	0.70%	0.49%	N/A	N/A	N/A

TCW MetWest Sustainable Securitized Fund	0.70%	0.49%	N/A	N/A	N/A

(1) Includes Rule 12b-1 fees paid by Class M and Administrative shares of the Funds. There are no Rule 12b-1 fees assessable for Class I, Class I-2 or Plan Class shares of the Funds.

TCW METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET
MANAGEMENT, LLC

By:		By:
Title:	Vice President and Secretary	Title:	Managing Director and Associate General Counsel